Exhibit 23(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman New Jersey Municipal Fund, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 29 to Registration Statement No. 033-13401 on Form N-1A of our report dated November 26, 2007, relating to the financial statements and financial highlights of Seligman New Jersey Municipal Fund, Inc., appearing in the Annual Report on Form N-CSR of Seligman New Jersey Municipal Fund, Inc. for the year ended September 30, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” and “General Information – Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche, LLP

Deloitte & Touche, LLP

New York, New York
January 25, 2008